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Exhibit 10.15
Confidential treatment requested

LICENSE AGREEMENT

    This License Agreement (the "Agreement") is entered into and made effective the 20th day of September, 1999 (the "Effective Date") between UNIVERSITY OF MIAMI and its School of Medicine, whose principal place of business is at 1600 N.W. 10th Avenue, Miami, Florida 33136 (hereinafter referred to as "LICENSOR") and Seattle Genetics, Inc., whose principal place of business is at 22215 26th Avenue S.E., Suite 3000, Bothell, Washington 98021, hereinafter referred to as "LICENSEE").

WITNESSETH

    WHEREAS, LICENSOR is the sole owner of the technology identified as an anti-CD3O antibody known as [*] and,

    WHEREAS, LICENSOR may obtain a United States Patent, and foreign counterparts in the future; and,

    WHEREAS, LICENSOR warrants that it possesses the right to license the aforestated technology and any patents to be obtained and the right to market the technology; and,

    WHEREAS, LICENSOR wishes the LICENSEE to obtain any subject patents, and to market products developed based on the technology; and,

    WHEREAS, LICENSEE desires to acquire an exclusive license in the Territory for all uses in human and animal diagnostics and therapeutics with the right to sublicense, for the purposes of making, having made for its own use and sale, using and selling products and practicing any invention disclosed and claimed in the Patent Rights;

    NOW THEREFORE, For these and other valuable considerations, the receipt of which is hereby acknowledged, the parties agree as follows:

1.  DEFINITIONS:

    1.1     "Affiliate" shall mean any corporation or other business entity controlled by, controlling or under common control with LICENSOR or LICENSEE. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least a fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of such corporation or other business entity, or such other relationship as in fact, constitutes actual control.

    1.2     "Sublicensee" as used in this Agreement shall mean any third party to whom LICENSEE has granted a license to make, have made, use and/or sell the Product under the Patent Rights, provided said third party has agreed in writing with LICENSEE to accept the conditions and restrictions agreed to by LICENSEE in this Agreement.

    1.3     "Patent Rights" shall mean United States Patent(s) to be obtained, or any new claim, re-examination, reissue or improvement or extension thereof, and the foreign counterpart patents, patent applications and patents issuing therefrom relating to the product.

    1.4     "Product" shall mean any product or part thereof which contains, is derived from or is developed using the Technology.

    1.5     "Technology" shall mean the anti-CD3O antibody known as [*].

[*]   Confidential treatment requested

    1.6     "Net Sales" shall mean the sum of all amounts invoiced, on account of sale or use of Products by LICENSEE and its Affiliates and any Sublicensees to non-affiliated third party purchasers or users of Products, less, if invoiced separately, (a) cash discounts to purchasers allowed in amounts customary in the trade, (b) amounts for transportation or shipping charges (including cost of insuring shipment) to purchasers, (c) credits for returns, allowances or trades, and (d) taxes and duties levied on the sale of Products, whether absorbed by Licensee or paid by the purchaser.

    1.7     "Territory" shall mean worldwide

    1.8     "Field of Use" shall mean any use in human and animal diagnostics and therapeutics.

    1.9     "Know-how" shall mean any and all materials, data, results, formulae, designs, specifications, methods, processes, techniques, ideas, discoveries, technical information, process information, clinical information, and any other information, whether or not any of the foregoing is patentable, that are owned or controlled by LICENSOR as of the Effective Date or during the term of this Agreement to the extent that any of the foregoing relates to Technology or any Patent Rights or is necessary or useful for the research, development, manufacture or sale of any Product in the Field of Use in the Territory.

    1.10     "Conjugated Product" shall mean a Product that includes an attachment of any other agent other than human immunoglobulin sequences.

    1.11     "Non-Conjugated Product" shall mean any Product other than a Conjugated Product.

2.  LICENSE GRANT; SUBLICENSING AND DELIVERY OF MATERIALS:

    2.1     In consideration for payment of royalties, LICENSOR hereby grants to LICENSEE an exclusive license in the Territory for the Field of Use, with the right to sublicense, to the Technology and Know-how and under any Patent Rights, to research, develop, make, have made for its own use and sale, use, import, export, sell or offer to sell the Product and to practice the method of any invention claimed in the Patent Rights. In connection with the exclusive grant under this Section 2, LICENSOR agrees to provide the [*] hybridoma and [*] protein materials to LICENSEE within seven (7) from the Effective Date. LICENSOR further agrees to provide to LICENSEE and any sublicensee such other information and materials comprising the Technology, Know-how and the Patent Rights as it or they may reasonably request.

    2.2     LICENSOR grants to the LICENSEE the authority to make application for Patents, in the name of the LICENSOR; all expenses of obtaining and maintaining said patents shall be paid by LICENSEE.

    2.3     LICENSOR retains the right to practice such invention for its own internal research use.

    2.4     LICENSOR agrees to provide the hamster anti-mouse CD3O hybridoma and protein to LICENSEE promptly after the Effective Date for LICENSEE's own research use only.

    2.5     LICENSEE shall have the right to grant sublicenses to the Technology, Know-how and Patent Rights without the prior approval of LICENSOR

3.  TERM:

    The license granted by this Agreement shall be Exclusive in the Licensed Field of Use for a term commencing as of the effective date of this Agreement and ending on the date [*] from the date of first commercial sale of a Product(s) by LICENSEE; LICENSEE agrees to promptly inform LICENSOR in writing of the date of first commercial sale.

    Thereafter, LICENSEE shall have in perpetuity a fully paid up, royalty-free, non-exclusive license to use the Technology, Know-how and practice the Patent Rights to use, market and sell Product without accounting to LICENSOR.

4.  UNITED STATES LAWS:

    4.1     This Agreement is subject to all of the terms and conditions of Public Law 96-5 17 as amended, and LICENSEE agrees to take all action necessary on its part as LICENSEE to enable LICENSOR to satisfy its obligation thereunder, relating to Invention(s).

    4.2     It is understood that LICENSOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license shall not be required nor that, if required, it shall be issued.

5.  PATENT PROTECTION AND INFRINGEMENT:

    5.1     LICENSEE, during the term of this Agreement, is responsible for the filing, payment and the prosecution of all patents and applications covering the Technology.

    5.2     LICENSEE shall promptly notify LICENSOR in writing of any claim of Patent Rights infringement which may be asserted against LICENSEE or LICENSOR, its Affiliates and any sublicensees because of the manufacture, use, promotion and sale of Products.

    5.3     LICENSEE will defend, indemnify and hold harmless LICENSOR, its Trustees, officers, directors, employees and its Affiliates against any and all judgments and damages arising from any and all third party claims of Patent Rights infringement which may be asserted against LICENSOR, and Affiliates because of the manufacture, use, promotion and sale of Products. LICENSEE will bear all costs and expenses incurred in connection with the defense of any such claims or as a result of any settlement made or judgment rendered on the basis of such claims. LICENSOR shall have no further liability to LICENSEE for any loss or damages LICENSEE may incur as a result of the invalidity of LICENSOR'S Patent Rights. LICENSOR will have the right, but not the obligation to retain counsel at its expense in connection with any such claim.

    5.4     Upon learning of any infringement of Patent Rights by third parties in any country, LICENSEE and LICENSOR will promptly inform each other, as the case may be, in writing of that fact and will supply the other with any available evidence pertaining to the infringement. LICENSEE at its own expense shall have the option to take whatever steps are necessary to stop the infringement at its expense and recover damages therefore, and will be entitled to retain all damages so recovered. In the event that LICENSOR and LICENSEE mutually agree to bring suit, costs and expenses shall be shared equally and any recovery in excess of expenses shall be shared equally. In any event, no settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which shall not be unreasonably withheld. In the event LICENSEE determines not to take steps to stop the infringement, LICENSEE will give notice to LICENSOR of such intent and LICENSOR shall have the right to take whatever steps are necessary to stop the infringement at its expenses and recover damages therefore, and will be entitled to retain all damages so recovered.

    5.5     LICENSOR shall have no responsibility with respect to LICENSEE'S own trademarks and tradename, and LICENSEE in respect to the use thereof will defend, indemnify and hold harmless LICENSOR against any and all third party claims.

6.  INDEMNIFICATION:

    6.1     LICENSEE agrees to release, indemnify and hold harmless the LICENSOR, its Trustees, officers, faculty, employees and students against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney's fees through the appellate levels) which may be brought against LICENSOR, its Trustees, officers, faculty, employees or students as a result of or arising out of any negligent act or omission of LICENSEE, its agents, or employees, or arising out of use, production, manufacture, sale, lease, consumption or advertisement by LICENSEE or its Sublicensees or third parties authorized by LICENSEE of any Patent Rights, Product or Technology licensed under this Agreement.

    6.2     This Agreement to reimburse and indemnify under the circumstances set forth above shall continue after the termination of this Agreement.

7.  WARRANTIES:

    7.1     LICENSOR represents and warrants that it has the right to grant the licenses set forth in Section 2 and to disclose the Know-how set forth in this Agreement.

    7.2     LICENSOR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY INVENTION(S) OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE INVENTION OR PRODUCT; OR THAT THE USE OF THE LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHTS, TRADEMARKS, OR OTHER RIGHTS. LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTIES RESULTING FROM THE USE, PRODUCTION, MANUFACTURE, SALE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF THE PRODUCT.

    The provisions of this Section shall continue beyond the termination of this Agreement.

8.  ROYALTIES AND PAYMENTS:

    8.1     In consideration of the license herein granted, LICENSEE shall pay royalties and payments to LICENSOR as follows:

      (a) License Issue Fee of [*] Dollars ($[*]), which said License Issue Fee shall be deemed earned and due immediately upon the execution of this Agreement.

      (b) License Maintenance Fees of $[*] on [*], $[*] on [*] and $[*] on each [*] while royalty payments are payable pursuant to Section 8.1(d); provided, however, that the License Maintenance Fee for a given year shall be creditable against any Running Royalties subsequently due during said year under subparagraph 8.1(d) below.

      (c) Milestone payments of $[*] upon first use of a Product in humans and $[*] upon first FDA approval (or equivalent in another major country) of a Product for the first indication.

      (d) Running Royalty in an amount equal to (i) [*] percent ([*]%) of the Net Sales of the Non-Conjugated Products and (ii) [*] percent ([*]%) of the Net Sales of the Conjugated Products.

    8.2     The royalties otherwise due and payable by LICENSEE hereunder shall be reduced by an amount equal to the royalty amounts LICENSEE or any Sublicensee must pay to any third party with respect to the development, manufacture, import or export, use or sale of any Product; provided, however, that in no event shall the royalty payments due and payable to LICENSOR be reduced to less than [*] percent ([*]) of the royalties set forth in Section 8.1(d).

    8.3     All payments shall be made hereunder in U.S. dollars; provided however, that if the proceeds of the sales upon which such royalty payments are based are received by the LICENSEE in a foreign currency or other form that is not convertible or exportable in dollars, and the LICENSEE does not have ongoing business operations or bank accounts in the country in which the currency is not convertible or exportable, the LICENSEE shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in LICENSOR'S name in a bank designated by LICENSOR in such country. Royalties in dollars shall be computed by converting the royalty in the currency of the country in which the sales were made at the exchange rate for dollars prevailing at the close of the business day of the LICENSEE'S quarter for which royalties are being calculated as published the following day in the Wall Street Journal (or, if it ceases to be published, a comparable publication to be agreed upon from time to time by the parties), and with respect to those countries for which rates are not published in the Wall Street Journal, the exchange rate fixed for such date by the appropriate United States governmental agency.

    8.4     In the event the royalties set forth herein are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such law or regulation.

    8.5     In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to LICENSOR under this Agreement, the LICENSEE shall have the right to pay such taxes to the local tax authorities on behalf of LICENSOR and the payment to LICENSOR of the net amount due after reduction by the amount of such taxes, shall fully satisfy the LICENSEE'S royalty obligations under this Agreement.

9.  COLLABORATION AND DILIGENCE EFFORTS:

    9.1     LICENSEE shall use its reasonable efforts to manufacture, market and sell the Products in the Territory and will exert its reasonable efforts to create a demand for the Products.

    9.2     LICENSEE agrees to submit reports, upon LICENSOR's request not more than once every six (6) months, as to its efforts to develop markets for the Licensed Products. Such reports shall include assurance by LICENSEE of its intent to actively develop commercial embodiments of the inventions of Licensed Patents and a summary of its efforts in this regard.

    9.3     Licensee shall use reasonable efforts to conduct pre-clinical and clinical investigations on Product at LICENSOR.

    9.4     LICENSOR agrees to make its employees available to participate in LICENSEE's development meetings from time to time at LICENSEE's request and expense.

10.  REPORTS AND RECORDS:

    10.1     Commencing one (1) year after the first sale, the LICENSEE shall furnish to LICENSOR a report in writing specifying during the preceding calendar quarter (a) the number or amount of Products sold hereunder by LICENSEE, and/or its Affiliates or sublicensees, (b) the total billings for all Licensed Products sold, (c) deductions as applicable in paragraph 1.6, (d) total royalties due, (e) names and addresses of all sublicensees. Such reports shall be due within sixty (60) days following the last day of each calendar quarter in each year during the term of this Agreement. Each such report shall be accompanied by payment in full of the amount due LICENSOR in United States dollars calculated in accordance with Section 8.1 hereof.

    10.2     For a period of three (3) years from the date of each report pursuant to Paragraph 10.1, LICENSEE, shall keep records adequate to verify each such report and accompanying payment made to LICENSOR under this Agreement, and an independent Certified Public Accountant or Accounting Firm selected by LICENSOR and acceptable to LICENSEE may have access, on reasonable notice during regular business hours, not to exceed once per year, to such records to verify such reports and payments. Such Accountant or Accounting Firm shall not disclose to LICENSOR any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. The fees and expense of the Certified Public Accountant or Accounting Firm performing such verification shall be borne by LICENSOR unless in the event that the audit reveals an underpayment of royalty by more than ten (10%) percent, the cost of the audit shall be paid by LICENSEE.

11.  MARKING AND STANDARDS:

    11.1     Prior to the issuance of patents on the Invention(s), LICENSEE agrees to mark and have sublicensees mark Licensed products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with a proper patent notice as specified under the patent laws of the United States.

    11.2     LICENSEE further agrees to maintain satisfactory standards in respect to the nature of the Product manufactured and/or sold by LICENSEE. LICENSEE, agrees that all Product manufactured and/or sold by it shall be of a quality which is appropriate to products of the type here involved. LICENSEE agrees that similar provisions shall be included by sublicenses of all tiers.

12.  ASSIGNMENT:

    12.1     This Agreement is not assignable by LICENSEE or by operation of law without the prior written consent of LICENSOR at its sole discretion; provided, however that LICENSEE may assign this Agreement without the consent of LICENSOR if such assignment is to an Affiliate or is part of the sale of all or substantially all of the business of LICENSEE.

    12.2     This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of LICENSOR and LICENSEE.

    Any notice, payment, report or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be mailed by certified mail or delivered by courier or hand to the party to whom such correspondence is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing. If delivered by courier or hand, any such correspondence shall be deemed to have been given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party.

    All correspondence to LICENSEE shall be addressed as follows:

Seattle Genetics, Inc. 22215 26th Avenue S.E., Suite 3000 Bothell, Washington 98021 Attention: H. Perry Fell, Ph.D.

    All correspondence to LICENSOR shall be addressed, in duplicate, as follows:

FOR NOTICE:
University of Miami School of Medicine Vice Provost for Research 1600 N.W. 10th Avenue Miami, FL 33106 Attention: Norman Altman, Ph.D.
Assistant Vice President Business Affairs 327 Max Orovitz Building 1507 Levante Avenue Coral Gables, Florida 33124-1432 Attention: Mr. Alan J. Fish
FOR NOTICE AND PAYMENT:
Director Office of Technology Transfer P.O. Box 016960(M811) Miami, FL 33101 Attention: Dr. Gary S. Margules

    Either party may change the address to which correspondence to it is to be addressed by notification as provided herein.

14.  TERMINATION:

    14.1     LICENSOR and LICENSEE shall have the right to terminate this Agreement if the other party commits a material breach of an obligation under this Agreement or provides a false report and continues in default for more than three (3) months after receiving written notice of such default or false report. Such termination shall be effective upon further written notice to the breaching party after failure by the breaching party to cure such default. If LICENSOR commits a material breach or defaults, then LICENSEE has no duty to continue the payment of royalties as set forth in Section 8 of this Agreement.

    14.2     The license and rights granted in this Agreement have been granted on the basis of the special capability of LICENSEE to perform research and development work leading to the manufacture and marketing of the Products. Accordingly, LICENSEE covenants and agrees that in the event any proceedings under the Bankruptcy Act or any amendment thereto, be commenced by or against LICENSEE, and, if against LICENSEE, said proceedings shall not be dismissed with prejudice before either an adjudication in bankruptcy or the confirmation of a composition, arrangement, or plan of reorganization, or in the event LICENSEE shall be adjudged insolvent or make an assignment for the benefit of its creditors, or if a writ of attachment or execution be levied upon the license hereby created and not be released or satisfied within twenty (20) days thereafter, or if a receiver be appointed in any proceeding or action to which LICENSEE is a party with authority to exercise any of the rights or privileges granted hereunder and such receiver be so discharged within a period of sixty (60) days after his appointment, any such event shall be deemed to constitute a breach of this Agreement by LICENSEE and, LICENSOR, at the election of LICENSOR, but not otherwise, ipso facto, and without notice or other action by LICENSOR, shall terminate this Agreement and all rights of LICENSEE hereunder and all rights of any and all persons claiming under LICENSEE.

    14.3     LICENSEE shall have the right to terminate this Agreement upon ninety (90) days notice.

    14.4     Any termination of this Agreement shall be without prejudice to LICENSOR's right to recover all amounts accruing to LICENSOR prior to such termination and cancellation. Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall have no rights, express or implied, under any patent property which is the subject matter of this Agreement (other than patent properties owned solely by LICENSEE), nor have the right to recover any royalties paid LICENSOR hereunder. Upon termination, LICENSEE shall have the right to dispose of Products then in their possession and to complete existing contracts for such products, so long as contracts are completed within twelve (12) months from the date of termination, subject to the payment of royalties to LICENSOR as provided in Section 7 hereof.

15.  CERTIFICATE OF INSURANCE:

    15.1     LICENSEE shall, commencing not later than ten (10) days prior to the first use in humans of a Product, maintain liability insurance coverage for the Product in the amount of [*] dollars ($[*]) and at no expense to LICENSOR. LICENSEE shall name LICENSOR as an additional insured. At the time of execution of this Agreement, LICENSEE shall provide a certificate of insurance to LICENSOR.

    15.2     LICENSEE agrees to carry and keep in force, at its expense, general liability insurance with limits not less than $[*] per person and $[*] aggregate to cover liability for damages on account of bodily or personal injury or death to any person, or damage to property of any person. Such insurance shall contain an endorsement naming the University as an additional insured with respect to this Agreement. Insurance Certificates should be sent to the University of Miami, attention Mr. William Coombs, 333 Max Orovitz Building, 1507 Levante Avenue, Coral Gables, Florida 33 124-1437.

16.  USE OF NAME:

    LICENSEE shall not use the name of the University of Miami, or any of its employees, or any adaptation thereof, in any publication, including advertising, promotional or sales literature without the prior written consent of Mr. Alan J. Fish, Assistant Vice President of Business Services, 327 Max Orovitz Bldg., 1507 Levante Avenue, Coral Gables, FL 33 124-1432.

17.  CONFIDENTIALITY AND NON-DISCLOSURE:

    17.1     Any and all information in any form relating to the Technology, Know-how or Patent Rights furnished to either party (or its agents or employees) by the other party (or its laboratories or agents or employees), including but not limited to information regarding or relating to devices, biological materials, methods, processes, data, drawings, documentation, patent applications, know how and product development plans, is confidential, proprietary, information and any and all such information is hereinafter referred to as "Proprietary Information."

    17.2      Exceptions to Proprietary Information.  As used herein, "Proprietary Information" does not include information:

      (a) that at the time of disclosure to the receiving party is or later becomes generally available to the public through no fault of the receiving party;

      (b) that is demonstrated to have been in the receiving party's possession prior to the time of disclosure by the disclosing party;

      (c) that is demonstrated by a preponderance of the evidence to have been independently developed by the receiving party's personnel without reference to Proprietary Information of the disclosing party; and

      (d) received from a third party, unless such information is obtained subject to a confidential disclosure agreement.

    17.3      Use of Proprietary Information.  Each party agrees: (a) to hold in strict confidence and trust and maintain as confidential all Proprietary Information disclosed by the other party; (b) not to disclose any such Proprietary Information or any information derived therefrom to any person, except to those employees or legal counsel of the receiving party who are required to receive the Proprietary Information for the purposes described in this Agreement and who are bound by the provisions of this Agreement; and (c) to use the Proprietary Information only for the purposes described in this Agreement.

    17.4      Ownership of Proprietary Information.  Each party agrees that all Proprietary Information disclosed by the other party' will at all times be and remain the sole property of the disclosing party and the disclosing party is the sole owner of all patents, copyrights and other intellectual property rights and other proprietary rights related to the Proprietary Information disclosed by it and conceived or made by the disclosing party's employees.

    17.5      Term of Confidentiality.  The obligations of confidentiality provided herein shall continue in force and effect for five (5) years from the date of termination of this Agreement, whether by lapse of the Term hereof or otherwise, unless extended or limited by mutual agreement executed in writing by an officer of each party.

18.  GOVERNING LAW:

    This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida.

19.  CAPTIONS:

    The captions and paragraph heading of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

20.  SEVERABILITY:

    Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of the Agreement shall remain binding upon the parties hereto.

21.  SURVIVAL:

    21.1     The provisions of Sections 5, 6 and 7 shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

    21.2     The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

22.  AMENDMENT:

    No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

23.  WAIVER:

    No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

24.  ENTIRE AGREEMENT:

    This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supercedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date. Date.

Date: 9/20/99		SEATTLE GENETICS, INC.
	By:	/s/ H. PERRY FELL, PH.D.
	Name	H. Perry Fell, Ph.D.
	Title	President & CEO
UNIVERSITY OF MIAMI
	By:	/s/ [ILLEGIBLE]
Name

	Title 9/24/99	VP Bus. Serv

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LICENSE AGREEMENT